Exhibit g.2

            Addendum to Custodian Agreement

     This Addendum to the Custodian Agreement dated
December 1, 1995, is entered into by and between Firstar Bank Milwaukee, N.A. and Oak Ridge Investments,
LLC as of the 30th day of September, 1998; and

     WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; and

     WHEREAS, Firstar Bank Milwaukee, N.A. represents that it has the necessary trust and custodial powers to enter into this Agreement;

     NOW, THEREFORE, Firstar Bank Milwaukee, N.A. will be the successor responsible party to each of the Agreements referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under these same Agreements.

FIRSTAR BANK MILWAUKEE, N.A.  OAK RIDGE INVESTMENTS, LLC


BY:  /s/ Joseph Neuberger     BY:  /s/ Samuel Wegbreit
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ATTEST: /s/ Victoria Kampa    ATTEST: /s/ David Klaskin
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